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                                                                   EXHIBIT 99(b)


            DESCRIPTION OF RELIANT ENERGY, INCORPORATED CAPITAL STOCK

COMMON STOCK

         The authorized capital stock of Reliant Energy, Incorporated ("Reliant Energy") consists of (i) 700,000,000 shares of Common Stock, without par value, 10,000,000 shares of Preferred Stock, without par value, and 10,000,000 shares of Preference Stock, without par value.

         VOTING RIGHTS. Holders of Common Stock are entitled to one vote for each share at all meetings of shareholders. Such holders do not have cumulative rights in the election of directors. No director of Reliant Energy may be removed from office by vote or other action of the shareholders or otherwise except (a) with cause, as defined in the Reliant Energy Bylaws, by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of Reliant Energy entitled to vote in the election of directors, voting together as a single class, or (b) without cause by (i) the affirmative vote of at least 80% of all directors then in office at any regular or special meeting of the Reliant Energy Board of Directors called for that purpose or (ii) the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of capital stock of Reliant Energy entitled to vote in the election of directors, voting together as a single class. The Reliant Energy Board of Directors shall have the power to alter, amend or repeal the Reliant Energy Bylaws or adopt new Bylaws by the affirmative vote of at least 80% of all directors then in office at any regular or special meeting of the Reliant Energy Board of Directors called for that purpose, subject to repeal or change by the affirmative vote of the holders of at least 80% of the voting power of all the shares of Reliant Energy entitled to vote in the election of directors, voting together as a single class. The Reliant Energy Articles of Incorporation provide that an amendment of the articles of incorporation of, certain mergers and consolidations involving, the sale of all or substantially all of the assets of or the dissolution of Reliant Energy requires the approval of the holders of a majority (rather than the two-thirds normally required by Texas law) of the outstanding shares entitled to vote on such matters.

         DIVIDENDS. Dividends may be paid on Common Stock out of any assets of Reliant Energy available for such dividends after full cumulative dividends on all outstanding shares of capital stock of all series ranking senior to Common Stock in respect of dividends and liquidation rights have been paid, or declared and a sum sufficient for the payment thereof set apart, for all past quarterly dividend periods, and after or concurrently with making payment of or provision for dividends on the stock ranking senior to Common Stock for the then-current quarterly dividend period. The rights of holders of Common Stock to receive dividends are further subject to the prior rights of holders of any outstanding shares of capital stock of all series ranking senior to Common Stock to have contributions made to any sinking fund that may be established for any such series.

         LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding-up of Reliant Energy, or any reduction or decrease of its capital stock resulting in a distribution of assets to the holders of Common Stock, the holders of Common Stock shall be entitled to receive, pro rata, all of the remaining assets of Reliant Energy available for distribution to its shareholders but only after there shall have been paid to or set aside for the holders of the stock ranking senior to the Common Stock the full preferential amounts fixed for each series thereof plus any dividends accrued or in arrears thereon.

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         CLASSIFICATION OF BOARD OF DIRECTORS. The Reliant Energy Board of
Directors is divided into three classes, Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. At each annual meeting, the number of directors equal to the number constituting the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting.

         OTHER PROVISIONS. Subject to the provisions of the Reliant Energy Bylaws imposing certain supermajority voting provisions, the rights of the holders of shares of Common Stock may not be modified otherwise than by a vote of a majority of the shares outstanding, voting together as a single class.

PREFERRED STOCK

         The authorized Preferred Stock is issuable in series having such designations, dividend rates, general voting rights, liquidation prices, redemption prices, sinking fund provisions and other terms as provided in the Reliant Energy Articles of Incorporation or as may be established from time to time by the Reliant Energy Board of Directors. The rights evidenced by, or amounts payable with respect to, the shares of Common Stock may be materially limited or qualified by the Preferred Stock.

         VOTING RIGHTS. The holders of Preferred Stock have special voting rights with respect to certain matters affecting the powers, preferences and privileges of the Preferred Stock of each respective series. Holders of Preferred Stock generally have the right to elect one-third of the members of the Reliant Energy Board of Directors whenever dividends on any outstanding Preferred Stock are in arrears in an amount equal to the aggregate dividends required to be paid on such Preferred Stock in any 12-month period, until no dividends are in arrears. However, holders of Preferred Stock have the right to elect a majority of the members of the Reliant Energy Board of Directors whenever dividends on any outstanding Preferred Stock are in arrears in an amount equal to the aggregate dividends required to be paid on such Preferred Stock in any 24-month period, until no dividends are in arrears. Whenever holders of any outstanding shares of Preferred Stock are entitled to elect members of the Reliant Energy Board of Directors pursuant to the Reliant Energy Articles of Incorporation, a director elected by the holders of Preferred Stock as a class or of such other stock entitled to vote as a class (or a director elected to fill a vacancy) shall be subject to removal by the vote of the holders of a majority of the Preferred Stock as a class or of such other stock entitled to vote as a class for the election of directors, as the case may be.

         Directors elected by the holders of Preferred Stock (or any directors elected by such directors to fill a vacancy) shall not be classified and shall serve for a term ending upon the election and qualification of their successors following the termination at any time of a right of the holders of Preferred Stock to elect members of the Reliant Energy Board of Directors.

         DIVIDENDS. Holders of Preferred Stock are entitled to receive cumulative dividends at the rate fixed for each such series and to have contributions made to any sinking fund that may be established for any such series before any dividends shall be paid or set apart for any shares of Common Stock.

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         LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of Reliant Energy, or any reduction or decrease of its capital stock resulting in a distribution of assets to the holders of Common Stock, payment to the holders of any outstanding Preferred Stock of the full preferential amounts fixed for each series thereof, plus an amount equal to any dividends accrued or in arrears thereon, shall be made prior to the pro rata distribution of the remaining assets of Reliant Energy to the holders of Common Stock.

PREFERENCE STOCK

         The Reliant Energy Board of Directors, without further action by the Reliant Energy shareholders, is authorized to issue the Preference Stock in one or more series and to fix and determine as to any series all the relative rights and preferences of shares of such series so established, including, without limitation, preferences, limitations or relative rights with respect to redemption rights, conversion rights, if any, voting rights, if any, dividend rights and any preferences on liquidation; provided, however, that the relative rights of priority of Preference Stock must rank junior to the relative rights of priority of Preferred Stock. One series of Preference Stock, the Series A Preference Stock, will be purchasable upon the exercise of a Right (as hereinafter defined). See "--Rights Plan."

CERTAIN PROVISIONS OF THE RELIANT ENERGY ARTICLES OF INCORPORATION AND BYLAWS

         Neither the Reliant Energy Articles of Incorporation nor the Reliant Energy Bylaws contain any provision that would have an effect of delaying, deferring or preventing a change in control of Reliant Energy and that would operate only with respect to an extraordinary corporate transaction including Reliant Energy or any of its subsidiaries. However, the Reliant Energy Articles of Incorporation and the Reliant Energy Bylaws do contain certain provisions that may have the effect of rendering more difficult certain possible takeover proposals to acquire control of Reliant Energy and of making removal of management of Reliant Energy more difficult. The Reliant Energy Articles of Incorporation provide that the Reliant Energy Board of Directors is divided into three classes serving staggered three-year terms such that approximately one-third of the Reliant Energy Board of Directors is elected each year. The Reliant Energy Bylaws provide that no director may be removed except (a) with cause, as defined in the Bylaws, by a majority vote of the shareholders, or (b) without cause by the affirmative vote of 80% of the directors or 80% of the shareholders. The Reliant Energy Bylaws further provide that no person shall be eligible for election or reelection or to continue to serve as a member of the Reliant Energy Board of Directors if such person is an officer, director, agent, representative, partner, employee, nominee or affiliate of another public utility company other than Reliant Energy or any of Reliant Energy's subsidiaries that is a public utility company. The Reliant Energy Bylaws also provide that they may be amended or repealed, or new Reliant Energy Bylaws may be adopted, only upon the affirmative vote of 80% of the directors or 80% of the shareholders. The Reliant Energy Bylaws also impose certain procedural requirements on shareholders who wish (i) to make nominations in the election of directors, (ii) to propose that a director be removed and (iii) to propose any repeal or change in the Reliant Energy Bylaws. The requirements include, among other things, the timely delivery to Reliant Energy's Corporate Secretary of notice of the nomination or proposal and evidence of (a) the shareholder's status as such, (b) the number of shares he beneficially owns, (c) a list of the persons with whom the shareholder is acting in concert and (d) the number of shares such persons beneficially own. The Reliant Energy Bylaws further provide that when nominating directors, the shareholder must also submit such

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information with respect to the nominee as would be required by a proxy statement and certain other information. The Reliant Energy Bylaws provide that failure to follow the required procedures renders the nominee or proposal ineligible to be voted upon by the shareholders.

RIGHTS PLAN

         On July 11, 1990, the Board of Directors of Houston Industries Incorporated (a predecessor of Reliant Energy) declared a dividend of one right to purchase preference stock for each outstanding share of its common stock to shareholders of record at the close of business on August 16, 1990 ("HII Rights"). Each share of Common Stock includes one right, which will entitle the registered holder of Common Stock to purchase from Reliant Energy a unit consisting of one-thousandth of a share (a "Fractional Share") of Series A Preference Stock, without par value (the "Series A Preference Stock"), at a purchase price of $42.50 per Fractional Share, subject to adjustment ("Rights"). The description and terms of the HII Rights and the Rights are set forth in the Rights Agreement dated as of July 11, 1990 between Reliant Energy (formerly Houston Industries Incorporated) and Chase Bank of Texas, National Association (formerly Texas Commerce Bank National Association), as Rights Agent (the "Rights Agent"), as amended and restated as of August 6, 1997, and as further amended by Amendment No. 1 to Rights Agreement, dated as of May 8, 2000 (the "Rights Agreement").

         DETACHMENT OF RIGHTS; EXERCISABILITY. The Rights are attached to all Common Stock certificates, and no separate Rights Certificates (as defined in the Rights Agreement) will be distributed initially. The Rights will separate from the Common Stock and a "Distribution Date" will occur, with certain exceptions, upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock (the date of the announcement being the "Stock Acquisition Date"), or (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person's becoming an Acquiring Person. In certain circumstances, the Distribution Date may be deferred by the Reliant Energy Board of Directors. Certain inadvertent acquisitions will not result in a person's becoming an Acquiring Person if the person promptly divests itself of sufficient Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), (a) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (b) new Common Stock certificates will contain a notation incorporating the Rights Agreement by reference and (c) the surrender for transfer of any certificate representing outstanding shares of Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

         The Rights are not exercisable until the Distribution Date and will expire at the close of business on July 11, 2010 unless earlier redeemed or exchanged by Reliant Energy as described below.

         As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and, from and after the Distribution Date, the separate Rights Certificates alone will represent the Rights. All shares of Common Stock issued prior to the Distribution Date will be issued with Rights. Shares

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of Common Stock issued after the Distribution Date in connection with certain employee benefit plans or upon conversion of certain securities will be issued with Rights. Except as otherwise determined by the Reliant Energy Board of Directors, no other shares of Common Stock issued after the Distribution Date will be issued with Rights.

         FLIP-IN. In the event (a "Flip-In Event") that a person becomes an Acquiring Person, except pursuant to a tender or exchange offer for all outstanding shares of Common Stock at a price and on terms that a majority of the independent directors of Reliant Energy determines to be fair to and otherwise in the best interests of Reliant Energy and its shareholders (a "Permitted Offer"), each holder of a Right will thereafter have the right to receive, upon exercise of such Right, a number of shares of Common Stock (or, in certain circumstances, cash, property or other securities of Reliant Energy) having a Current Market Price (as defined in the Rights Agreement) equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of any Triggering Event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by or transferred to an Acquiring Person (or by certain related parties) will be null and void in the circumstances set forth in the Rights Agreement.

         FLIP-OVER. In the event (a "Flip-Over Event") that, at any time from and after the time an Acquiring Person becomes such, (i) Reliant Energy is acquired in a merger or other business combination transaction (other than certain mergers that follow a Permitted Offer), or (ii) 50% or more of Reliant Energy's assets or earning power is sold or transferred, each holder of a Right (except Rights that are voided as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the exercise price of the Right. Flip-In Events and Flip-Over Events are collectively referred to as "Triggering Events."

         SERIES A PREFERENCE STOCK. After the Distribution Date, each Right will entitle the holder to purchase a Fractional Share of Series A Preference Stock, which will be essentially the economic equivalent of one share of Common Stock.

         ANTIDILUTION. The number of outstanding Rights associated with a share of Common Stock, or the number of Fractional Shares of Series A Preference Stock issuable upon exercise of Right and the exercise price, are subject to adjustment in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock occurring prior to the Distribution Date. The exercise price payable, and the number of Fractional Shares of Series A Preference Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of certain transactions affecting the Series A Preference Stock.

         With certain exceptions, no adjustment in the exercise price will be required until cumulative adjustments amount to at least 1% of the exercise price. No fractional shares of Series A Preference Stock that are not integral multiples of a Fractional Share are required to be issued and, in lieu thereof, an adjustment in cash may be made based on the market price of the Series A Preference Stock on the last trading date prior to the date of exercise. Pursuant to the Rights Agreement, Reliant Energy reserves the right to require prior to the occurrence of a Triggering Event that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Series A Preference Stock will be issued.

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         REDEMPTION OF RIGHTS. At any time until the time a person becomes an
Acquiring Person, Reliant Energy may redeem the Rights in whole, but not in part, at a price of $.005 per Right, payable, at the option of Reliant Energy, in cash, shares of Common Stock or such other consideration as the Reliant Energy Board of Directors may determine. Immediately upon the effectiveness of the action of the Reliant Energy Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.005 redemption price.

         EXCHANGE OF RIGHTS. At any time after the occurrence of a Flip-In Event and prior to a person's becoming the beneficial owner of 50% or more of the shares of Common Stock then outstanding or the occurrence of a Flip-Over Event, Reliant Energy may exchange the Rights (other than Rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, and/or other equity securities deemed to have the same value as one share of Common Stock, per Right, subject to adjustment.

         SUBSTITUTION. If Reliant Energy has an insufficient number of authorized but unissued shares of Common Stock available to permit an exercise or exchange of Rights upon the occurrence of a Flip-In Event, it may substitute certain other types of property for the Common Stock so long as the total value received by the holder of the Rights is equivalent to the value of the Common Stock that would otherwise have been received. Reliant Energy may substitute cash, property, equity securities or debt of Reliant Energy, effect a reduction in the exercise price of the Rights or use any combination of the foregoing.

         NO RIGHTS AS A SHAREHOLDER; TAXES. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Reliant Energy, including, without limitation, the right to vote or to receive dividends. Shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) or for the common stock of the acquiring company or are exchanged as set forth above.

         AMENDMENT OF TERMS OF RIGHTS. Other than certain provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Reliant Energy Board of Directors prior to the time a person becomes an Acquiring Person. Thereafter, the provisions of the Rights Agreement may be amended by the Board of Directors in order to cure any ambiguity, defect or inconsistency or to make changes that do not materially and adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person).

         RIGHTS AGENT. Chase Bank of Texas, National Association (formerly Texas Commerce Bank National Association) serves as Rights Agent with regard to the Rights. Because Reliant Energy serves as the transfer agent and registrar for the Common Stock, Reliant Energy, at the request of the Rights Agent, may agree to perform certain ministerial functions relating to the Rights on behalf of the Rights Agent.

         CERTAIN ANTI-TAKEOVER EFFECTS. The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire Reliant Energy without the approval of the Reliant Energy Board of Directors. As a result, the overall effect of the

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Rights may be to render more difficult or discourage any attempt to acquire
Reliant Energy even if such acquisition may be favorable to the interests of Reliant Energy's shareholders. Because the Reliant Energy Board of Directors can redeem the Rights or approve a Permitted Offer, the Rights should not interfere with a merger or other business combination approved by the Reliant Energy Board of Directors.

         RIGHTS AGREEMENT; SUMMARY. A copy of the Rights Agreement is available to shareholders free of charge from Reliant Energy. This summary description of the Rights does not purport to be complete and is qualified by reference to the Rights Agreement, which is incorporated herein by reference.

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